EXHIBIT 99.1

                                  NEWS RELEASE

                                                    Investor Relations Contact:
                                 Susan Spratlen or Chris Paulsen (972) 444-9001

                       Pioneer Receives Consents to Amend
              Evergreen's 5.875% Senior Subordinated Notes Due 2012

Dallas, Texas, November 1, 2004 -- Pioneer Natural Resources Company ("Pioneer") (NYSE:PXD) today announced that it has received consents from holders of a majority of the outstanding 5.875% Senior Subordinated Notes due 2012 (the "Notes"), originally issued by Evergreen Resources, Inc. ("Evergreen") pursuant to the previously announced solicitation of consents (the "Consent Solicitation") to amendments to the Indenture dated March 10, 2004, as amended and supplemented, by and between Pioneer (as successor to Evergreen) and Wachovia Bank, National Association, as trustee, governing the Notes.

The amendments will be effective today and will:

         o eliminate the subordination of the right of payment on the Notes to the payment in full of all existing and future senior indebtedness of Pioneer;

         o amend restrictive covenants applicable to the Notes so that they are the same as the restrictive covenants in Pioneer's senior notes that were originally issued as high-yield notes; and

         o amend the provisions of the Notes that suspend the restrictive covenants when the Notes have certain investment grade ratings so that those provisions are the same as the suspension and permanent-elimination provisions in Pioneer's senior notes that were originally issued as high-yield notes.

Wachovia Bank, National Association was the tabulation agent for the Consent Solicitation, Credit Suisse First Boston LLC was the financial advisor and D.F. King & Co., Inc. was the information agent.

Pioneer is a large independent oil and gas exploration and production company with operations in the United States, Argentina, Canada, Equatorial Guinea, Gabon, South Africa and Tunisia. Pioneer's headquarters are in Dallas, Texas. For more information, visit Pioneer's website at www.pioneernrc.com.

Except for historical information contained herein, the statements in this Document are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements and the business prospects of Pioneer are subject to a number of risks and uncertainties that may cause Pioneer's actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, volatility of oil and gas prices, product supply and demand, competition, government regulation or action, foreign currency valuation changes, foreign government tax and regulation changes, litigation, the costs and results of drilling and operations, Pioneer's ability to replace reserves, implement its business plans, or complete its development projects as scheduled, access to and cost of capital, uncertainties about estimates of reserves, quality of technical data, environmental and weather risks and acts of war or terrorism. These and other risks are described in Pioneer's 10-K and 10-Q Reports and other filings with the Securities and Exchange Commission.



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